Exhibit 10.2

EMPLOYEE STOCKHOLDER LOCK-UP

AND PROTECTIVE COVENANT AGREEMENT

September 9, 2022

Fintech Ecosystem Development Corp.

100 Springhouse Drive, Suite 204

Collegeville, PA 19426

Attention: Saiful Khandaker

Ladies and Gentlemen:

The undersigned signatory (the “Employee Stockholder”) of this lock-up and protective covenant agreement (this “Letter Agreement”) understands that Fintech Ecosystem Development Corp., a Delaware corporation (“FEDC”), is entering into the Business Combination Agreement (as the same may be amended from time to time, the “BCA”), dated as of the date hereof, with Fama Financial Services, Inc., a Georgia corporation and a wholly-owned subsidiary of FEDC (“Merger Sub”), and Rana Financial Inc., a Georgia corporation (the “Company”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”) and as a wholly-owned subsidiary of FEDC, upon the terms and subject to the conditions set forth in the BCA and in accordance with applicable law (the “Effective Time”).

The Employee Stockholder acknowledges and agrees that the Employee Stockholder is a key employee of the Company. The Employee Stockholder further acknowledges and agrees that the Employee Stockholder has access to valuable confidential and proprietary information of the Company and its affiliates, as well as goodwill and other legitimate business interests of the Company and its affiliates, and the Employee Stockholder will receive substantial benefits from FEDC’s and Merger Sub’s acquisition of the Company and the Employee Stockholder’ continued employment with the FEDC and its subsidiaries following FEDC’s acquisition of the Company. The Employee Stockholder also acknowledges and agrees that the Employee Stockholder’s execution of this Letter Agreement is a material inducement for FEDC and Merger Sub to enter into the BCA and to support, vote in favor of and consummate the Merger and the other transactions contemplated by the BCA and is necessary to assure that FEDC and Merger Sub receive and retain the full value of the business interests acquired pursuant to the BCA. Therefore, and for other good and valuable consideration, the Employee Stockholder agrees as follows:

1.	Definitions

(a)

“Cause” shall mean (i) the Employee Stockholder’s plea of nolo contendere to, conviction of or indictment for, any crime (x) constituting a felony or (y) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Employee Stockholder’s duties to FEDC and its subsidiaries, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of FEDC and its subsidiaries, (ii) conduct of the Employee Stockholder that has resulted, or could reasonably be expected to result, in injury to the business or reputation of FEDC and its subsidiaries, (iii) any material violation of the policies of the FEDC and its subsidiaries, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information; (iv) the Employee Stockholder’s act(s) of negligence or willful misconduct in the course of the Employee Stockholder’s employment or service with FEDC and its subsidiaries; (v) misappropriation by the Employee Stockholder of any assets or business opportunities of FEDC and its subsidiaries;

(vi) embezzlement or fraud committed by the Employee Stockholder, at the Employee Stockholder’s direction, or with the Employee Stockholder’s prior actual knowledge; or (vii) willful neglect in the performance of the Employee Stockholder’s duties for FEDC and its subsidiaries or willful or repeated failure or refusal to perform such duties, which continues for thirty (30) days following prior written notice of such terminable conduct from the Company to the Employee Stockholder.

(b)	“Competing Business” shall mean any business that operates in the digital banking and payment systems business anywhere in North America.

(c)	“FEDC Common Stock” shall mean any shares of new FEDC class A common stock as in effect upon the consummation of the Merger.

(d)

“Lock-up Period” shall mean the period commencing upon the Effective Time and ending one (1) year after the Effective Time, provided, however, that the Lock-up Period shall expire if the reported last sale price of FEDC Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least 150 days after the Effective Time.

(e)

“Restricted Period” shall mean the period commencing on the Effective Time and ending on the later to occur of (i) the fifth anniversary of the Effective Time and (ii) the second anniversary of the date on which the Employee Stockholder’s employment with FEDC and its subsidiaries terminates for any reason.

(f)

“Shares” shall mean the shares of (i) FEDC Common Stock owned of record or beneficially by the Employee Stockholder as of the Effective Time, including FEDC Common Stock issued to the Employee Stockholder pursuant to the BCA, plus (ii) FEDC Common Stock which may be issued upon exercise of a stock option or warrant or upon settlement of any restricted stock units or other convertible or exercisable security owned of record or beneficially by the Employee Stockholder as of the Effective Time, plus (iii) FEDC Common Stock granted or issued by FEDC to the Employee Stockholder following the Effective Time, plus (iv) FEDC Common Stock which may be issued upon exercise of a stock option or warrant or upon settlement of any restricted stock units or other convertible or exercisable security granted or issued by FEDC to the Employee Stockholder following the Effective Time. For the avoidance of doubt, “Shares” shall not include FEDC Common Stock acquired on the open market.

(g)

“Transfer” shall mean the (i) sale, transfer, hypothecation, pledge, grant of any option to purchase or other disposition of, offer to sell, contract or agreement to sell, transfer, hypothecate, pledge, grant of any option to purchase or otherwise dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any of the Shares, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2.

Lock-up Restrictions. Subject to the exceptions set forth in this Letter Agreement, without the approval of the board of directors of FEDC (the “Board”), Transfers of Shares by the Employee Stockholder shall be restricted as follows:

(a)	The Employee Stockholder shall not Transfer any Shares during the Lock-up Period.

(b)

The Employee Stockholder shall not Transfer more than 200,000 Shares during any three (3) month period until the three (3) year anniversary of the Effective Date and shall not Transfer more than 1,000,000 Shares during any three (3) month period thereafter, in each case subject to termination of such restrictions pursuant to clause (c) below.

(c)

Notwithstanding the foregoing, all Transfer restrictions under this Section 2 shall automatically terminate upon the earliest of: (i) the four (4) year anniversary of the Effective Time; or (ii) such date on which FEDC completes a liquidation, merger, stock exchange or other similar transaction that results in all of FEDC’s stockholders having the right to exchange their shares of FEDC Common Stock for cash, securities or other property pursuant to the terms applicable to such transaction.

3.

Permitted Transfers. Notwithstanding the restrictions set forth above, Transfers of Shares shall be permitted (a) by gift to a member of the Employee Stockholder’s immediate family or to a trust, the beneficiary of which is a member of the Employee Stockholder’s immediate family, an affiliate of such individual or to a charitable organization; (b) by virtue of laws of descent and distribution upon death of the Employee Stockholder; (c) pursuant to a qualified domestic relations order; (d) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of FEDC Common Stock or the vesting of stock-based awards (provided such newly acquired shares are substituted for such Shares); or (e) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of FEDC Common Stock (provided such newly acquired shares are substituted for such Shares); provided, however, that in the case of clauses (a) through (c), the relevant permitted transferee(s) must enter into a written agreement with FEDC (in form and substance acceptable to FEDC) agreeing to be bound by the transfer restrictions herein (including for the avoidance of doubt this Section 3).

4.	Protective Covenants.

(a)

The Employee Stockholder agrees that, to the extent permitted by law, the Employee Stockholder shall hold in confidence any and all information, whether written or oral, concerning the business of FEDC and its subsidiaries, except to the extent that the Employee Stockholder can show that such information (a) is generally available to and known by the public through no fault of the Employee Stockholder; or (b) is lawfully acquired by the Employee Stockholder from and after the date hereof from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Employee Stockholder is compelled to disclose any information by judicial or administrative process or by other requirements of law, the Employee Stockholder shall promptly notify FEDC in writing and shall disclose only that portion of such information which the Employee Stockholder is advised by the Employee Stockholder’s counsel should be disclosed. Notwithstanding the foregoing, pursuant to the Defend Trade Secrets Act of 2016, the Employee Stockholder will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Employee Stockholder files a lawsuit for retaliation by FEDC or any of its affiliates for reporting a suspected violation of law, the Employee Stockholder may disclose the trade secret to the Employee Stockholder’s attorney and may use the trade secret information in the court proceeding provided that the Employee Stockholder files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(b)

The Employee Stockholder agrees that, during the Employee Stockholder’s employment with FEDC and its subsidiaries, the Employee Stockholder will at all times faithfully, industriously, and to the best of the Employee Stockholder’s skills, ability, experience, and talents perform all of the duties required of the Employee Stockholder’s position. In carrying out these duties and responsibilities, the Employee Stockholder shall comply with all FEDC’s and its subsidiaries’ policies, procedures, rules, and regulations, both written and oral, as are announced by FEDC and its subsidiaries from time to time. As part of the Employee Stockholder’s duties, the Employee Stockholder acknowledges and agrees that (i) the Employee Stockholder will devote the Employee Stockholder’s utmost knowledge and best skill to the performance of the Employee Stockholder’s duties, (ii) the Employee Stockholder will devote the Employee Stockholder’s full business time and efforts to the rendition of such services and (iii) the Employee Stockholder shall not engage in any other occupation or activity that creates or could create an actual or potential conflict of interest or in any way interferes with the conduct of the Employee Stockholder’s services as required hereunder or otherwise. The Employee Stockholder acknowledges and agrees that the Employee Stockholder shall be an employee at will and that both the Employee Stockholder and FEDC and its affiliates shall have the right to terminate the employment relationship at any time for any lawful reason or no reason. The Employee Stockholder acknowledges and agrees that no representative of FEDC or any of its affiliates may verbally change the at will employment relationship.

(c)

The Employee Stockholder acknowledges the competitive nature of FEDC’s and its subsidiaries’ business and accordingly agrees that, during the Restricted Period, the Employee Stockholder shall not, directly or indirectly:

(i)

engage or participate in, or render services to (whether as owner, operator, member, stockholder, manager, consultant, strategic partner, employee or otherwise) any Competing Business; provided, however, that for the purposes of the foregoing, the Employee Stockholder will not be in breach of this Section 4(c)(i) solely by reason of such Employee Stockholder’s ownership, together with that of such Employee Stockholder’s affiliates, of two percent or less of a Competing Business’ voting capital stock if (x) such Competing Business is publicly-traded and (y) the Employee Stockholder and such Employee Stockholder’s affiliates do not directly or indirectly control the operation or management of such Competing Business;

(ii)

solicit for employment, or recruit, engage or hire, as employee, consultant or independent contractor, any employee, consultant or independent contractor of FEDC or any of its subsidiaries, who is or was an employee, consultant or independent contractor of FEDC or any of its affiliates, including the Company, at any time during the Restricted Period;

(iii)

solicit or induce any customer of, or supplier to, the FEDC or any of its subsidiaries, anywhere in the world, in each case, to cease or refrain from doing business with FEDC or its subsidiaries, as applicable; or

(iv)	interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which FEDC or any of its subsidiaries is involved at any time during the Restricted Period with the intent to adversely impact such transaction, agreement, prospective agreement, business opportunity, or business relationship.

(d)

The Employee Stockholder acknowledges and agrees that the restrictions contained in Section 4 are a reasonable and necessary protection of the immediate interests of FEDC and its subsidiaries, and any violation of these restrictions would cause substantial injury to FEDC and its subsidiaries and that FEDC and Merger Sub would not have entered into the BCA or this Agreement without receiving the protective covenants contained in Section 4. In the event of a breach or a threatened breach by the Employee Stockholder, or any of the Employee Stockholder’s affiliates or representatives, as applicable, of these restrictions, FEDC will be entitled to seek an injunction restraining the Employee Stockholder or such Employee Stockholder’s affiliate or representative, as applicable, from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting FEDC from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

5.	General.

(a)

The Employee Stockholder hereby represents and warrants that the Employee Stockholder has full right and power, without violating any agreement to which it is bound, to enter into this Letter Agreement.

(b)

Nothing in this Letter this Agreement shall confer upon the Employee Stockholder any right to be retained in the employment of FEDC or any of its subsidiaries. Further, nothing in this Letter Agreement shall be construed to limit the discretion of FEDC or any of its subsidiaries to terminate the Employee Stockholder’s employment at any time, with or without Cause.

(c)

If any Transfer prohibited hereunder is made or attempted contrary to the provisions of this Letter Agreement, such purported Transfer shall be null and void ab initio, and FEDC shall refuse to recognize any such purported transferee of the Shares as one of its equity holders for any purpose. In order to enforce this provision, FEDC may impose stop-transfer instructions with respect to the Shares (and permitted transferees under Section 3 and assigns thereof) until the restrictions set forth in Section 2 terminate in accordance with the terms hereof.

(d)	Any certificates which evidence the Shares shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

“THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AS SET FORTH IN THAT CERTAIN LOCK-UP AND PROTECTIVE COVENANT AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. ANY ATTEMPTED TRANSFER OF SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT.”

(e)

The Employee Stockholder acknowledges that the Employee Stockholder’s obligations under this Letter Agreement are unique, recognizes and affirms that in the event of a breach of this Letter Agreement by the Employee Stockholder, money damages will be inadequate and FEDC will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed by the Employee Stockholder in accordance with their specific terms or were otherwise breached. Accordingly, FEDC shall be entitled to an injunction or restraining order to prevent breaches of this Letter Agreement by the Employee Stockholder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Letter Agreement, at law or in equity.

(f)

This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. Notwithstanding the foregoing, the Board may waive the restrictions contained in this Letter Agreement in its sole discretion; provided, however, that any waiver must apply to all Employee Stockholders with Letter Agreements.

(g)

This Letter Agreement shall be binding on the Employee Stockholder and its successors, heirs and assigns and permitted transferees. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement. All agreements contained in this Letter Agreement shall be for the sole benefit of the parties hereto and their successors and assigns.

(h)

This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(i)

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

(j)

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

(k)

From time to time, at FEDC’s request and without further consideration (but at the FEDC’s reasonable cost and expense), the Employee Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Letter Agreement.

(l)	In addition, this Letter Agreement shall automatically terminate and be of no further force and effect on the date, if any, the BCA is terminated for any reason prior to the closing of the Merger.

[Signature Page Follows]

Sincerely,

[Signature Page to Lock-Up Agreement]

Acknowledged and Agreed: Fintech Ecosystem Development Corp.

By:
Name:
Title: